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For Immediate Release                                     Contact: Jerry M. Ray
 November 21, 1997                                                 904-858-2707


          ST. JOE CORPORATION WON'T PURSUE PROPOSAL TO MERGE WITH FECI

         Jacksonville, Florida -(November 21, 1997)- St. Joe Corporation (NYSE:
SJP) today notified the Board of Directors of Florida East Coast Industries
(FECI) (NYSE: FLA) that it has decided not to pursue its proposal, made earlier this year, under which St. Joe and FECI would have merged and all shares of FECI stock owned by others than St. Joe would have been exchanged for cash at $102 per share.

         Charles A. Ledsinger, Jr., senior vice president and chief financial officer of St. Joe, said, "We intend to be disciplined buyers, and we did not believe a transaction could be accomplished at a price acceptable to St. Joe. In any case, St. Joe will continue to own a controlling interest in FECI and will remain actively involved in the business seeking new opportunities for growth."

         "We are always looking for growth opportunities internally and externally," Ledsinger added. "It is not possible to predict where these opportunities will arise, but I can say that St. Joe is a flexible, open-minded company."

         There are currently approximately 9.1 million shares of FECI common stock outstanding, of which St. Joe owns approximately 4.9 million shares or 54%.

         Florida East Coast Industries, based in Jacksonville, has interests in real estate development and rail transportation. Its subsidiaries include the Florida East Coast Railway, a freight carrier with approximately 442 miles of track, principally between Miami and Jacksonville, and Gran Central Corporation, which owns and manages approximately 19,000 acres of land in 14 Florida counties and also owns 55 buildings.

         St. Joe Corporation, a publicly held company also based in Jacksonville, is Florida's largest private land owner and has interests in real estate, timber, railroads, and sugar.

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